Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited for the registration of debt securities and guarantees of CNOOC Limited and to the incorporation by reference therein of our report dated March 28, 2012, with respect to the consolidated financial statements of CNOOC Limited, and the effectiveness of internal control over financial reporting of CNOOC Limited, included in its Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Certified Public Accountants

Hong Kong
March 5, 2013